As filed with the Securities and Exchange Commission on February 25, 2005 Registration No. 333- ________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________________
ESSEX PROPERTY TRUST, INC. (Exact name of registrant as specified in its charter)		ESSEX PORTFOLIO, L.P. (Exact name of registrant as specified in its charter)

Maryland	77-0369576	California	77-0369575
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)	(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)
925 East Meadow Drive Palo Alto, CA 94303 (Address of principal executive offices)		925 East Meadow Drive Palo Alto, CA 94303 (Address of principal executive offices)

Series Z Incentive Units
Series Z-1 Incentive Units
(Full title of the Plans)

Keith R. Guericke
President and Chief Executive Officer
925 East Meadow Drive
Palo Alto, CA 94303
(Name and address of agent for service)

(650) 494-3700
(Telephone number, including area code, of agent for service)
Copy to: Stephen J. Schrader, Esq.
Morrison & Foerster LLP
755 Page Mill Road
Palo Alto, CA 94304
_______________________________
CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be registered (1)	Proposed maximum offering price per share (4)	Proposed maximum aggregate offering price (4)	Amount of registration fee
Series Z Incentive Units of Limited Partnership Series Z-1 Incentive Units of Limited Partnership	200,000 units 400,000 units	$74.05	$44,430,000.00	$5,230.00
Common Units of Limited Partnership	600,000 units (2)	$74.05	$44,430,000.00	(5)
Common Stock, $0.0001 par value per share (3)	600,000 shares (3)	$74.05	$44,430,000.00	(5)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional units and/or shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions.
(2)	Includes 600,000 common units issuable upon conversion of all of the Series Z and Series Z-1 Incentive Units.
(3)	Includes 600,000 shares of common stock of Essex Property Trust, Inc., issuable upon the exchange of 600,000 common units, which in turn are issuable upon conversion of all of the Series Z and Series Z-1 Incentive Units.
(4)	Estimated solely for the purpose of calculating the registration fee. Based on valuing each unit as equal to a share of the Company’s common stock. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price and the proposed maximum aggregate offering price have been determined on the basis of the average of the high and low prices reported for the Company’s common stock on the New York Stock Exchange on February 22, 2005.
(5)	Pursuant to Rule 457(i) of the Securities Act, there is no additional filing fee with respect to the common units issuable upon conversion of the Series Z and Series Z-1 Incentive Units nor with respect to the shares of common stock issuable upon the exchange of such common units because, in both cases, no additional consideration will be received in connection with such conversions or exchanges.

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PART I
INFORMATION REQUIRED IN THE
SECTION 10(A) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to employees as specified by Securities and Exchange Commission Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”).

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated by reference herein:

a.  The Registrants’ Annual Reports on Form 10-K for the fiscal year ended December 31, 2003.

b.  The Registrants’ Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004.

c.  The Registrants’ Current Reports on Form 8-K filed on April 29, 2004, April 30, 2004, May 18, 2004, September 1, 2004, September 7, 2004, September 29, 2004, September 30, 2004, October 5, 2004, October 12, 2004, October 28, 2004, November 23, 2004, December 20, 2004, February 3, 2005 and February 14, 2005.

d.  All other reports filed by each Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report on Form 10-K described in (a) above.

e.  The description of the Essex Property Trust’s Common Stock contained in the Registrant’s Statement on Form 8-A, filed May 27, 1994 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

f.  The description of the Essex Property Trust’s preferred stock purchase rights contained in a Registration Statement on Form 8-A filed November 12, 1998, under the Exchange Act.

All documents filed by each Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

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Item 4. Description of Securities.

The Registrants have adopted an incentive program involving the issuance of Series Z Incentive Units (“Series Z Incentive Units”) and Series Z-1 Incentive Units (“Series Z-1 Incentive Units”) of limited partnership interest in the Operating Partnership. This program is intended to further their objective of long-term growth in funds from operations per share by providing long-term incentives to those key employees who will be largely responsible for the achievement of such long-term growth.

The issuance of Series Z Incentive Units and Series Z-1 Incentive Units is administered by Essex Property Trust’s Compensation Committee. Participants in the program are senior management and key employees of the Registrants. The Compensation Committee has the authority to select participants and determine the awards to be made to each participant.

Upon certain triggering events, the Series Z and Series Z-1 Incentive Units will automatically convert into common units of limited partnership interest in Essex Portfolio, L.P. (the “Operating Partnership”) based on a conversion ratio that may increase over time upon satisfaction of specific conditions. Common units of the Operating Partnership are exchangeable on a one-for-one basis into shares of common stock of Essex Property Trust (the “Company”). The conversion ratio of Series Z and Series Z-1 Incentive Units into common units, will increase by up to 10% (up to 20% in certain circumstances in the year following their initial issuance) on January 1 of each year for each participating executive who remains employed by the Company if the Company has met a specified “funds from operations” per share target, or such other target as the Compensation Committee deems appropriate, for the prior year, up to a maximum conversion ratio of 100%.

The Series Z and Series Z-1 Incentive Units will automatically convert into common units of limited partnership in Essex Portfolio, L.P. (i) if the conversion ratio reaches the maximum level of 100%, (ii) if none of the participating executives remain employed by the Company, (iii) if the Company dissolves or is liquidated or, (iv) at the latest, on January 2016 in the case of Series Z Incentive Units and June 2019 in the case of Series Z-1 Incentive Units. In certain change of control situations, the participating executives will also be given the option to convert their units at the then-effective conversion ratio. In addition, the Operating Partnership has the option to redeem Series Z and Series Z-1 Incentive Units held by any executive whose employment has been terminated for any reason and the obligation to redeem any such units following the death of the holder. In such event, the Operating Partnership will redeem the units for, at its option, either common units of the Operating Partnership or shares of the Company’s Common Stock based on the then-effective conversion ratio.

The Series Z and Series Z-1 Incentive Units are entitled to participate in regular quarterly distributions on an adjusted basis. Over time the distribution percentages of the Series Z and Z-1 Incentive Units may increase, generally based on satisfaction of the same conditions as increases in the conversion ratio.

Holders of the Series Z and Series Z-1 Units do not have any voting rights, except as set forth below. So long as any Series Z and Series Z-1 Incentive Units remain outstanding, the Operating Partnership shall not, without the affirmative vote of the holders of at least two-thirds (2/3) of the weighted number of Series Z and/or Series Z-1 Incentive Units, as applicable, amend, alter or repeal any provisions of the partnership agreement, as amended to date (the “Partnership Agreement”) of the Operating Partnership, in a manner that would materially and adversely affect the power, special rights, preferences, privileges or voting power of the applicable Series Z and/or Series Z-1 Incentive Units or the holders thereof; provided, however, that the following are deemed not to materially and adversely affect such powers, special rights, preferences, privileges or voting power of the Series Z and Series Z-1 Incentive Units: (a) any revision or amendment of the definition of conversion ratchet percentage or the target FFO in accordance with the procedures set forth in the Partnership Agreement; (b) any increase in the amount of partnership interests in the Operating Partnership, or the creation or issuance of any other class or series of partnership interests, or obligation or security convertible into, or evidencing the right to purchase, any such partnership interests, ranking senior to, junior to or on a parity with the Series Z and/or Series Z-1 Incentive Units with respect to payment of distributions or winding up; or (c) any amendment, alteration or repeal of any provisions(s) of the Partnership Agreement that also materially and adversely affects the common units of the Operating Partnership or the holders thereof in a comparable and proportionate fashion; provided, further, that with respect to the occurrence of a merger, consolidation or comparable transaction, so long as (1) the Operating Partnership is the surviving entity and the Series Z and/or Series Z-1 Incentive Units remain outstanding with the terms thereof unchanged, or (2) the resulting, surviving or transferee entity is a partnership, limited liability company or other pass-through entity organized under the laws of any state and substitutes the Series Z and Series Z-1 Incentive Units for other interests in such entity having substantially the same terms and rights as the Series Z and Series Z-1 incentive Units, including with respect to distributions, conversions, voting rights and rights upon liquidation, dissolution or winding-up, then the occurrence of any such event shall not be deemed to materially and adversely affect such rights, privileges or voting powers of the holders of the Series Z and Series Z-1 Incentive Units.

The Series Z and Series Z-1 Incentive Units shall rank (i) junior to any and all presently outstanding or subsequently issued preferred interests and preferred partnership units of the Operating Partnership, unless the terms of such preferred interests and/or preferred partnership units expressly provide that they shall rank junior to or pari passu with the Series Z and/or Series Z-1 Incentive Units or common units, and (ii) pari passu with the common units, the Series Z and Series Z-1 Incentive Units and with any other class or series of presently existing or subsequently issued Partnership Units of the Partnership, the terms of which do not expressly provide that such Partnership Units shall rank senior to the Series Z and Series Z-1 Incentive Units or the common units with respect to the receipt of distributions and of amounts distributable upon liquidation, dissolution or winding up.

Series Z and Series Z-1 Incentive Units may not be transferred other than by operation at law to the estate of a holder of such Units or to the Operating Partnership or the Company.

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Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company is the general partner of the Operating Partnership. The partnership agreement of the Operating Partnership provides that neither the general partner nor any person acting on its behalf, shall be liable, responsible or accountable in damages or otherwise to the Operating Partnership or to any partner of the Operating Partnership for any acts or omissions performed or omitted to be performed by them within the scope of the authority conferred upon the general partner by the partnership agreement and the California Revised Limited Partnership Act, provided that the general partner’s or such other person’s conduct or omission to act was taken in good faith and in the belief that such conduct or omission was in the best interests of the Operating Partnership and, provided further, that the general partner or such other person was not guilty of fraud, misconduct, bad faith or gross negligence.

The Operating Partnership’s partnership agreement provides that the Operating Partnership shall indemnify and hold harmless the general partner and its affiliates and any individual or entity acting on their behalf from any loss, damage, claim or liability, including but not limited to, reasonable attorneys’ fees and expenses, incurred by them by reason of any acts or omissions performed or omitted to be performed by them in connection with the business and affairs of the Operating Partnership, subject to the same standards set forth in the preceding paragraph. Such indemnification is to be satisfied solely out of assets of the Operating Partnership and no partner of the Operating Partnership has any personal liability with respect to such indemnification.

Section 2-418 of the Maryland General Corporation Law permits a corporation to indemnify its directors and officers and certain other parties against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty; (ii) the director or officer actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer, whether or not involving action in the director’s or officer’s official capacity, in which the director or officer was adjudged to be liable on the basis that personal benefit was received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted.

In addition, Section 2-418 of the Maryland General Corporation Law requires that, unless prohibited by its charter, a corporation may indemnify any director or officer who is made a party to any proceeding by reason of service in that capacity against reasonable expenses incurred by the director or officer in connection with the proceeding, in the event that the director or officer is successful, on the merits or otherwise, in the defense of the proceeding.

The charter and bylaws of Essex Property Trust, Inc. (the “Company”) provide in effect for the indemnification by the Company of the directors and officers of the Company to the fullest extent permitted by applicable law. The Company has purchased directors’ and officers’ liability insurance for the benefit of its directors and officers.

The Company has entered into indemnification agreements with each of its executive officers and directors. The indemnification agreements require, among other matters, that the Company indemnify its executive officers and directors to the fullest extent permitted by law and reimburse the executive officers and directors for all related expenses as incurred, subject to return if it is subsequently determined that indemnification is not permitted.

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Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1	First Amended and Restated Agreement of Limited Partnership of Essex Portfolio, L.P. attached as Exhibit 10.1 to the Quarterly Report of Essex Property Trust (the “Company”) on Form 10-Q for the quarter ended September 30, 1997, and incorporated herein by reference.

4.2	First Amendment to the First Amended and Restated Agreement of Limited Partnership of Essex Portfolio, L.P. dated February 6, 1998, attached as Exhibit 10.1 to the Company's Current Report on Form 8-K, filed March 3, 1998, and incorporated herein by reference.

4.3	Second Amendment to the First Amended and Restated Agreement of Limited Partnership of Essex Portfolio, L.P. dated April 20, 1998, attached as Exhibit 10.1 to the Company's Current Report on Form 8-K, filed April 23, 1998, and incorporated herein by reference.

4.4	Third Amendment to the First Amended and Restated Agreement of Limited Partnership of Essex Portfolio, L.P. dated November 24, 1998, attached as Exhibit 10.5 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1998 and incorporated herein by reference.

4.5	Fourth Amendment to the First Amended and Restated Agreement of Limited Partnership of Essex Portfolio, L.P., dated July 28, 1999, attached as Exhibit 10.1 to the Company's 10-Q for the quarter ended June 30, 1999 and incorporated herein by reference.

4.6	Fifth Amendment to the First Amended and Restated Agreement of Limited Partnership of Essex Portfolio, L.P., dated September 3, 1999, attached as Exhibit 10.1 to the Company's 10-Q for the quarter ended September 30, 1999 and incorporated herein by reference.

4.7	Sixth Amendment to the First Amended and Restated Agreement of Limited Partnership of Essex Portfolio, L.P. dated as of June 28, 2001, attached as Exhibit 10.1 to the Company's 10-Q for the quarter ended June 30, 2001 and incorporated herein by reference.

4.8	Seventh Amendment to the First Amended and Restated Agreement of Limited Partnership of Essex Portfolio, L.P. dated as of June 26, 2003, attached as Exhibit 10.1 to the Company's 10-Q for the quarter ended June 30, 2003 and incorporated herein by reference.

4.9	Eighth Amendment to the First Amended and Restated Agreement of Limited Partnership of Essex Portfolio, L.P. dated as of September 23, 2003, attached as Exhibit 10.2 to the Company's 10-Q for the quarter ended September 30, 2003 and incorporated herein by reference.

4.10	Ninth Amendment to the First Amended and Restated Agreement of Limited Partnership of Essex Portfolio, L.P. dated as of January 8, 2004, attached as Exhibit 10.36 to the Company’s 10-K for the year ended December 31, 2003 and incorporated herein by reference.

4.11	Tenth Amendment to the First Amended and Restated Agreement of Limited Partnership of Essex Portfolio, L.P. dated as of January 8, 2004, attached as Exhibit 10.36 to the Company’s 10-K for the year ended December 31, 2003 and incorporated herein by reference.

4.12	Eleventh Amendment to the First Amended and Restated Agreement of Limited Partnership of Essex Portfolio, L.P., dated as of March 29, 2004, attached as Exhibit 10.1 to the Company’s 10-Q for the quarter ended March 31, 2004 and incorporated herein by reference.

5.1	Opinion of Morrison & Foerster LLP

23.1	Consent of Morrison & Foerster LLP (contained in Exhibit 5.1)

23.2	Consent of KPMG LLP, independent registered public accounting firm

24.1	Power of Attorney (see Signature Page)

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Item 9. Undertakings.

(a)  Each of the undersigned Registrants hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  Each of the undersigned Registrants hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, each of the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of the expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, each Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on February 22, 2005.

ESSEX PROPERTY TRUST, INC.

By:     /s/ MICHAEL J. SCHALL
Michael J. Schall
Senior Executive Vice President and Chief Operating Officer

ESSEX PORTFOLIO, L.P.
By:    Essex Property Trust, Inc.,
as General Partner

By:     /s/ MICHAEL J. SCHALL
Michael J. Schall
Senior Executive Vice President and Chief Operating Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Keith R. Guericke and Michael J. Schall, and each of them, as attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming the said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

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Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Capacity	Date
/s/ KEITH R. GUERICKE Keith R. Guericke	Chief Executive Officer and President, Director and Vice Chairman of the Board (Principal Executive Officer)	February 22, 2005
/s/ MICHAEL J. SCHALL Michael J. Schall	Senior Executive Vice President, Director and Chief Operating Officer	February 22, 2005
/s/ MICHAEL DANCE Michael Dance	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 22, 2005
/s/ GEORGE M. MARCUS George M. Marcus	Director and Chairman of the Board	February 22, 2005
/s/ WILLIAM A. MILLICHAP William A. Millichap	Director	February 22, 2005
/s/ DAVID W. BRADY David W. Brady	Director	February 22, 2005
/s/ ROBERT E. LARSON Robert E. Larson	Director	February 22, 2005
/s/ GARY P. MARTIN Gary P. Martin	Director	February 22, 2005
/s/ ISSIE N. RABINOVITCH Issie N. Rabinovitch	Director	February 22, 2005
/s/ THOMAS E. RANDLETT Thomas E. Randlett	Director	February 22, 2005
/s/ WILLARD H. SMITH, JR. Willard H. Smith, Jr.	Director	February 22, 2005

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INDEX TO EXHIBITS

Exhibit
Number    Document

4.1    First Amended and Restated Agreement of Limited Partnership of Essex Portfolio, L.P. attached as Exhibit 10.1 to the Quarterly Report of Essex Property Trust (the “Company”) on Form 10-Q for the quarter ended September 30, 1997, and incorporated herein by reference.

4.2    First Amendment to the First Amended and Restated Agreement of Limited Partnership of Essex Portfolio, L.P. dated February 6, 1998, attached as Exhibit 10.1 to the Company's Current Report on Form 8-K, filed March 3, 1998, and incorporated herein by reference.

4.3    Second Amendment to the First Amended and Restated Agreement of Limited Partnership of Essex Portfolio, L.P. dated April 20, 1998, attached as Exhibit 10.1 to the Company's Current Report on Form 8-K, filed April 23, 1998, and incorporated herein by reference.

4.4    Third Amendment to the First Amended and Restated Agreement of Limited Partnership of Essex Portfolio, L.P. dated November 24, 1998, attached as Exhibit 10.5 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1998 and incorporated herein by reference.

4.5    Fourth Amendment to the First Amended and Restated Agreement of Limited Partnership of Essex Portfolio, L.P., dated July 28, 1999, attached as Exhibit 10.1 to the Company's 10-Q for the quarter ended June 30, 1999 and incorporated herein by reference.

4.6    Fifth Amendment to the First Amended and Restated Agreement of Limited Partnership of Essex Portfolio, L.P., dated September 3, 1999, attached as Exhibit 10.1 to the Company's 10-Q for the quarter ended September 30, 1999 and incorporated herein by reference.

4.7    Sixth Amendment to the First Amended and Restated Agreement of Limited Partnership of Essex Portfolio, L.P. dated as of June 28, 2001, attached as Exhibit 10.1 to the Company's 10-Q for the quarter ended June 30, 2001 and incorporated herein by reference.

4.8    Seventh Amendment to the First Amended and Restated Agreement of Limited Partnership of Essex Portfolio, L.P. dated as of June 26, 2003, attached as Exhibit 10.1 to the Company's 10-Q for the quarter ended June 30, 2003 and incorporated herein by reference.

4.9    Eighth Amendment to the First Amended and Restated Agreement of Limited Partnership of Essex Portfolio, L.P. dated as of September 23, 2003, attached as Exhibit 10.2 to the Company's 10-Q for the quarter ended September 30, 2003 and incorporated herein by reference.

4.10     Ninth Amendment to the First Amended and Restated Agreement of Limited Partnership of Essex Portfolio, L.P. dated as of January 8, 2004, attached as Exhibit 10.36 to the Company’s 10-K for the year ended December 31, 2003 and incorporated herein by reference.

4.11   Tenth Amendment to the First Amended and Restated Agreement of Limited Partnership of Essex Portfolio, L.P. dated as of January 8, 2004, attached as Exhibit 10.36 to the Company’s 10-K for the year ended December 31, 2003 and incorporated herein by reference.

4.12    leventh Amendment to the First Amended and Restated Agreement of Limited Partnership of Essex Portfolio, L.P., dated as of March 29, 2004, attached as Exhibit 10.1 to the Company’s 10-Q for the quarter ended March 31, 2004 and incorporated herein by reference.

5.1      Opinion of Morrison & Foerster LLP

23.1    Consent of Morrison & Foerster LLP (contained in Exhibit 5.1)

23.2    Consent of KPMG LLP, independent registered public accounting firm

24.1    Power of Attorney (see Signature Page)

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